Exhibit 10.3
Stock Purchase Agreement Dated June 1, 2006 by and among Farmers Capital Bank Corporation, Kentucky Banking Centers, Inc. and Citizens First Corporation.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of June, 2006, by and among (i) FARMERS CAPITAL BANK CORPORATION, a Kentucky corporation with its principal executive offices located at 202 West Main Street, Frankfort, Kentucky 40601 (“Farmers”); (ii) KENTUCKY BANKING CENTERS, INC., a Kentucky banking corporation with its principal executive offices located at 1530 South Green Street, Glasgow, Kentucky 42141 (“Bank”); and (iii) CITIZENS FIRST CORPORATION, a Kentucky corporation with its principal executive offices located at 1065 Ashley Street, Bowling Green, Kentucky 42101 (“Citizens”).

PREAMBLE

Farmers is the owner of all of the issued and outstanding shares of capital stock (the “Shares”) of Bank.  Farmers desires to sell the Shares to Citizens, and Citizens desires to purchase the Shares from Farmers, for the consideration and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual and dependent covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.           Certain Defined Terms. The words listed in this Article 1 when used and capitalized in this Agreement shall have the meanings set forth for each by this Article 1. Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them when first encountered elsewhere in this Agreement:

(a)           “Acquisition Proposal” shall mean with respect to Bank any bona fide written proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the Assets of Bank, (ii) direct or indirect acquisition or purchase of equity securities of Bank representing 50% or more of the combined voting power of Bank, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of such Party representing 50% or more of the combined voting power of Bank, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bank, other than the transactions contemplated by this Agreement.

(b)           “Adverse Consequences” shall mean all Proceedings, charges, claims, demands, injunctions, Orders, damages, dues, assessments, expenditures, outlays, awards, penalties, fines, costs, interest, amounts paid in settlement, liabilities, obligations, payments, premiums, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys’ fees and expenses.

(c)           “Affiliate” means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the equity capital of such Person.  For purposes of this definition, “control” (including the terms “controlling,”  “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by Contract or otherwise.

(d)           “Agreement” shall mean this Agreement and the Schedules, Exhibits and other certificates or documents delivered pursuant hereto.

(e)           “Assets” of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

(f)           “Bankruptcy Event” shall mean, with respect to a Person, if such Person shall (i) discontinue business, or cease doing business for more than ten (10) days; (ii) make a general assignment for the benefit of creditors; (iii) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seek to take advantage of any other Law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other Proceeding (whether federal or state) relating to relief for debtors; (vi) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other Proceeding (whether federal or state), if the same is not dismissed within sixty (60) days after the date of such filing; (vii) suffer or permit to continue any judgment, decree or order entered by a court which assumes control of its business or financial affairs or approves a petition seeking a reorganization, composition or arrangement of its business or financial affairs or any other judicial modification of the rights of any of its creditors, or appoints a receiver, trustee or liquidator for it, or for all or a substantial part of any of its businesses or assets or financial affairs; (viii) be enjoined or restrained from conducting all or a material part of any of its businesses as then conducted or as hereafter conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof; (ix) not be paying its debts generally as they become due; or (x) admit in writing its inability, or is unable, to pay its debts generally as they become due.

(g)           “Benefit Plans” shall have the meaning assigned such term in Section 3.18(a) hereof.

(h)           “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

(i)           “Bank Common Stock” shall mean the common stock, $20,000 par value per share, of Bank.

(j)           “Bank Financial Statements” shall have the meaning assigned such term in Section 3.5 hereof.

(k)           “Change in Control” shall mean (i) any merger, consolidation, share exchange or other reorganization or recapitalization to which a Party or any of its Subsidiaries is a party or subject, (ii) the sale, lease or exchange following the date of this Agreement (either in one (1) transaction or a series of transactions) of five percent (5%) or more of the Assets of a Party or any of its Subsidiaries within a one (1) year period, (iii) the issuance of equity interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) which increases by five percent (5%) or more the equity of a Party or any of its Subsidiaries or (iv) the issuance of voting interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) equal to five percent (5%) or more of the voting interests of a Party or any of its Subsidiaries prior to such issuance.

(l)           “Citizens Indemnified Persons” shall have the meaning assigned such term in Section 9.2 hereof.

(m)           “Claim Notice” shall have the meaning assigned such term in Section 9.5 hereof.

(n)           “Closing” shall mean the consummation of the Contemplated Transactions and the satisfaction of all other conditions precedent thereto as set forth hereinafter.

(o)           “Closing Date” shall have the meaning assigned such term in Section 2.3 hereof.

(p)           “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and all rulings and regulations issued pursuant thereto or any successor thereto.

(q)           “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

(r)           “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, apart from the Bank Merger, including the sale of the Shares by Farmers to Citizens.

(s)           “Contract” shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan,

practice, restriction, order, permit, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its equity capital, assets or business.

(t)           “Covered Claim” shall have the meaning assigned such term in Section 9.5 hereof.

(u)           “Default” shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke, modify, cancel, amend, change the current terms of, renegotiate, or to accelerate, increase or impose any liability under, any Contract.

(v)           “Disclosure Memorandum” shall mean the written Memorandum entitled “Disclosure Memorandum” delivered to Citizens by Farmers describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, Farmers shall make reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is being made.

(w)           “Encumbrance” shall mean any claim, lien, security interest (or other security arrangement), charge, equity, mortgage, pledge, community property interest, condition, equitable interest, option, right of first refusal, conditional sale agreement, default of title, hypothecation, reservation, title retention or encumbrance of any nature whatsoever, other than liens for Taxes accrued but not yet payable, and, as to real property, such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use or sale of any of the real property of Bank.

(x)           “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

(y)           “Environmental Laws” means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been released preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, §§42 U.S.C. 9601 et seq. (“CERCLA”) or any successor law, and regulations and rules issued pursuant thereto or any successor, and the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor law, and regulations and rules issued pursuant thereto or any successor.

(z)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

(aa)           “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Person under consideration would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

(bb)           “ERISA Plan” shall mean any Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(cc)           “Exhibits” shall mean the exhibits so marked and attached to this Agreement, which Exhibits are hereby incorporated herein by reference and made a part hereof.

(dd)           “Farmers” shall mean Farmers Capital Bank Corporation, a Kentucky corporation.

(ee)           “Farmers Indemnified Persons” shall have the meaning assigned such term in Section 9.3 hereof.

(ff)           “FDIC” shall mean the Federal Deposit Insurance Corporation.

(gg)           ”FRB” shall mean the Board of Governors of the Federal Reserve System.

(hh)           “Funded Debt” shall mean, at any date, all indebtedness for borrowed money issued, incurred, assumed or guaranteed of or by a Person which would, in accordance with GAAP, be classified as funded indebtedness, but in any event “Funded Debt” shall include all indebtedness for borrowed money, whether secured or unsecured. However, notwithstanding the foregoing, “Funded Debt” shall not include, with respect to the subject Person, any liability or obligation of the subject Person incurred in the Ordinary Course of the subject Person’s banking or trust business with respect to (i) any deposits held by the subject Person or funds collected by the subject Person; (ii) any banker’s acceptance or letter of credit issued by the subject Person; (iii) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange accepted or endorsed by the subject Person; (iv) any lease of real or personal property, purchase money security agreement or similar instrument not involving an obligation of the subject Person for borrowed money other than purchase money indebtedness; (v) any guarantee or similar obligation incurred by the subject Person in such circumstances as are incidental or usual in carrying on the banking or trust business; (vi) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by the subject Person for the account of a third party after the application by the subject Person of the same banking considerations and legal lending limits that would otherwise be applicable if the transaction were a loan to such party; (vii) any transaction in which the subject Person acts solely in a fiduciary or agency capacity; and (viii) FHLB borrowings and Federal Funds transactions in the Ordinary Course of Business.

(ii)           “GAAP” shall mean generally accepted accounting principles applicable to banks and bank holding companies as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, in each case which are applicable to the circumstances as of the date of determination.

(jj)           “Governmental Authorization” shall mean any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(kk)           “Governmental Body” shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any self-regulatory organization, governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(ll)           “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including (without limitation) petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls, substances containing polychlorinated biphenyls, nitrate, perchloroethylene, 1,1,1-trichloroethane, trichloroethylene, tetrachloroethylene, 1,1-dichloroethane, 1, 1-dichloroethene, cis-1, 2-dichloroethene, trans-1, 2-dichloroethene, copper, chromium, zinc, cadmium, lead, mercury, nickel, iron, magnesium, nitrite and aluminum.

(mm)                      “Indemnified Person” shall have the meaning assigned such term in Section 9.5 hereof.

(nn)           “Intellectual Property” shall mean any copyrights (in both published and unpublished works), patents, trademarks (registered and unregistered), service marks, service names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

(oo)            “Knowledge:” a Person who is an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person (or in any similar capacity) as of the date of this Agreement or as of the Closing Date has, or at any time had, Knowledge of such fact or other matter.

(pp)           “Law” shall mean any code, law, constitution, ordinance, regulation, principle of common law, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

(qq)           “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

(rr)           “Material Adverse Effect” shall mean that the Adverse Consequences from an event, change, or occurrence, individually or together with any other event, change or occurrence, have had or can reasonably be expected to have a material adverse impact (financial or otherwise) on (i) the financial condition, business, results of operations or properties of the subject Person or (ii) the ability of the subject Person to perform its obligations under this Agreement or to consummate other transactions contemplated by this Agreement in accordance with applicable Law; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Parties pursuant to Section 10.4 hereof, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

(ss)            “1933 Act” shall mean the Securities Act of 1933, as amended.

(tt)           “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(uu)           “Office” shall mean the Kentucky Office of Financial Institutions.

(vv)           “Operating Property” shall mean any property owned (or previously owned) by the Party in question or any of its Subsidiaries or in which the Party in question or any of its Subsidiaries holds (or previously held) a security interest and, where required by Contract, include the owner or operator of the said property, but only with respect to such property.

(ww)                      “Order” shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

(xx)           “Ordinary Course” or “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course” or the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors or the shareholders of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or the shareholders (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(yy)           ”Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates (or previously participated) in the management of such facility or property and, where required by the Contract, such term means the owner or operator of said facility or property, but only with respect to said facility or property.

(zz)           “Party” shall mean Citizens, Farmers or Bank and “Parties” shall mean, collectively, Citizens, Farmers and Bank.

(aaa)                      “Permit” shall mean any federal, state, local or foreign Governmental Authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

(bbb)                      “Person” shall mean any individual, association, corporation (including without limitation any non-profit corporation) estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

(ccc)                      “Proceeding” shall mean any action, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation, administrative or other proceeding of whatever nature, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting any Person, its business, Assets or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(ddd)                      “Purchase Price” shall have the meaning set forth in Section 2.2.

(eee)                      “Real Property” shall have the meaning assigned such term in Section 3.11(b) hereof.

(fff)           “Regulatory Authorities” shall mean, collectively, the FRB, the Office, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NASD, and the SEC.

(ggg)                      “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

(hhh)                      “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, options, purchase rights, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests of whatever nature or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or other equity interests of whatever nature, or by which a Person is or may be bound to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

(iii)           “Schedules” shall mean any schedules so marked and attached to this Agreement, which Schedules are hereby incorporated herein by reference and made a part hereof.

(jjj)           “SEC” shall mean the Securities and Exchange Commission.

(kkk)                      “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

(lll)            “Subsidiaries” shall mean all those Persons of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

(mmm)                      “Taxes” shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

(nnn)                      “Tax Returns” shall mean all returns and reports of or with respect to any Tax, which are required to be filed by or with respect to the applicable Person.

(ooo)                      “Termination Date” shall mean the date eighteen (18) months after the Closing Date.

ARTICLE 2

SALE AND TRANSFER OF SHARES; CLOSING

2.1.           Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Farmers will sell and transfer the Shares to Citizens, and Citizens will purchase the Shares from Farmers.

2.2.           Purchase Price.  In consideration for the sale of the Shares, Citizens shall pay to Farmers Twenty Million Dollars ($20,000,000) (the “Purchase Price”).  The parties intend for the transactions contemplated by this Agreement to be treated as an asset acquisition under Section 338(h)(10) of the Code (and any similar state law) for Federal Tax (and any similar state Tax) purposes and agree to assist and cooperate with each other in doing or causing to be done all things necessary, proper or advisable to consummate and make effective such tax treatment to the mutual satisfaction of the Parties, including without limitation making and filing the election described in Section 338(h)(10) of the Code and any similar provision of state Law.

2.3.           Closing.  Unless otherwise mutually agreed to by the chief executive officers of Farmers and Citizens, the purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of Citizens counsel at 500 West Jefferson Street, Suite 2800, Louisville, Kentucky, 40202, at 10:00 a.m. (local time) as soon as is reasonably practicable on the date (the “Closing Date”) five (5) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Contemplated Transactions (taking into account any requisite waiting period in respect thereto), and (ii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).  Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4.           Closing Obligations.  At the Closing:

(a)           Farmers will deliver to Citizens:

(i)           certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Citizens;

(ii)           the minutes books, stock records, bylaws and other corporate records of Bank;

(iii)           the resignations of each of the existing directors and officers of Bank;

(iv)           the certificates contemplated in Section 7.2(c) hereof; and

(v)           such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby; and

(b)           Citizens will deliver to Farmers:

(i)           the Purchase Price by wire transfer in immediately available funds to an account specified by Farmers at least two (2) business days prior to the Closing;

(ii)           the certificate contemplated in Section 7.3(c) hereof; and

(iii)           such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby.

2.5.           Bank Merger. If and as requested by Citizens, each of Farmers and Bank agrees to cooperate with Citizens and take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the “Bank Merger Agreement”), to cause the Bank to merge with and into Citizens First Bank, Inc. (the “Bank Merger”), at or promptly after the Closing and in accordance with applicable Laws and regulations and the terms of the Bank Merger Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF FARMERS

Farmers hereby represents and warrants to Citizens, except as set forth in the Disclosure Memorandum, as follows (which representations and warranties are made as of the date hereof and as of all times throughout the term of this Agreement):

3.1.           Organization, Standing and Power.

(a)           Farmers is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to perform all of its obligations under this Agreement. Farmers is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

(b)           Bank is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.  Bank is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder and Bank is a member in good standing with the FDIC. Bank is a member of the Bank Insurance Fund.

3.2.           Authority; No Conflict.

(a)           Each of Farmers and Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements, documents or instruments contemplated hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Farmers’ and Bank’s duly constituted Boards of Directors and by Farmers, as the sole shareholder of Bank) in respect thereof on the part of Farmers and Bank and this Agreement constitutes the legal, valid and binding obligation of Farmers and Bank, enforceable against Farmers and Bank in accordance with its terms. Subject to the required approvals of Regulatory Authorities, each of Farmers and Bank has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(b)           Neither the execution and delivery of this Agreement by Farmers or Bank nor the consummation of the transactions contemplated hereby, nor compliance by Farmers or Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Farmers or Bank, (ii) constitute or result in a Default under, or require any Consent apart from necessary consents from Regulatory Authorities pursuant to, or result in the creation of any Encumbrance on any Asset of Farmers or Bank under, any Contract or Governmental Authorization of or applicable to Farmers or Bank, or (iii) subject to receipt of the requisite Consents referred to in Section 7.1(a) hereof, violate any Law or Order applicable to Farmers or Bank or any of their Assets.

(c)           Other than notice to and filings with, and Consent of, the Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by Farmers or Bank of the transactions contemplated in this Agreement.

3.3.           Capital Stock.  The authorized capital stock of Bank consists solely of fifteen (15) shares of Bank Common Stock, of which fifteen (15) shares are issued and outstanding and constitute the Shares. All of the issued and outstanding shares of Bank Common Stock are duly authorized and validly issued and outstanding, and are fully paid and non-assessable under applicable Law and the Articles of Incorporation and Bylaws of Bank. None of the shares of Bank Common Stock has been issued in violation of any preemptive rights of any current or past shareholder of Bank. There are no outstanding Rights with respect to Bank Common Stock.  Farmers is, and on the Closing Date will be, the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances.

3.4.           Subsidiaries.  Bank has no Subsidiaries and has had no Subsidiaries since January 1, 2001.

3.5.           Financial Statements.  Farmers has delivered to Citizens (or will deliver, when available, with respect to periods ended after the date of this Agreement) complete copies of (i) the unaudited balance sheets (including related notes and schedules, if any) of Bank as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal years ended December 31, 2005, 2004 and 2003, (ii) the unaudited balance sheets of Bank (including related notes and schedules, if any) as of and for March 31, 2006, and related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three-months ended March 31, 2006 and 2005, (iii) the unaudited statements of financial position of Bank (including related notes and schedules, if any) and related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to any period ending subsequent to March 31, 2006, and prior to the Closing Date, and (iv) all Consolidated Reports of Condition and Income (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by Bank for the years ended December 31, 2005, 2004, and 2003, and for the period ended March 31, 2006, and with respect to any period ending subsequent to March 31, 2006, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and reports (collectively, the “Bank Financial Statements”). Such Financial Statements (i) were (or will be) prepared from the records of Bank; (ii) were (or will be) prepared in all material respects in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present), in all material respects, Bank’s financial condition and the results of its operations, changes in stockholders’ equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Bank’s financial condition and the results of Bank’s operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowance, as reasonably determined by Bank management, for loan losses, for OREO reserves, and for all reasonably anticipatable liabilities and Taxes, with respect to the periods then ended; (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated Liabilities for Post Retirement Benefits Other Than Pensions pursuant to SFAS Nos. 106 and 112, (vii) except as set forth therein, do not (or will not) contain any of items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business and (viii) do not (or, when prepared, will not) contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

3.6.           Absence of Undisclosed Liabilities.  Apart from Liabilities described in the last sentence of this Section 3.6, Bank does not have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank, except Liabilities which are required under GAAP to be accrued or reserved against and which are accrued or reserved against in the balance sheet of Bank as of March 31, 2006 included in the Bank Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Bank has not incurred or paid any Liability since March 31, 2006, except for such Liabilities (i) incurred or paid in the Ordinary Course of Business consistent with past business practice or (ii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

3.7.           Regulatory Reports; Corporate Records.  Farmers has delivered to Citizens (except when such delivery is prohibited by law) true and complete copies of (i) any and all material reports which Bank has filed with any Governmental Body since January 1, 2001, (ii) the Articles of Incorporation and Bylaws of Bank and (iii) corporate minutes for the past five (5) years of Bank. All of the foregoing are current, complete and correct in all material respects.

3.8.           Loans; Allowance for Loan and Lease Losses.

(a)           Each of the allowances for loan and lease losses shown on the Bank Financial Statements is adequate to provide for all known and probable incurred credit losses of Bank as of the respective dates of the Bank Financial Statements, in accordance with the requirements of GAAP and standard banking practice to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans outstanding or lease receivables (including, without limitation, accrued interest receivable).

(b)           All outstanding Bank loans, discounts and lease financings (as well as those reflected on the Bank Financial Statements) have been (a) made for good, valuable and adequate consideration in the Ordinary Course of Business and (b) evidenced by notes or other evidences of indebtedness which are true, genuine, what they purport to be and enforceable in all material respects in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding may be brought). No Bank loan, discount or lease financing is subject to any defense with respect to the enforceability of same (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding may be brought). The signature of any party appearing on any note or instrument evidencing any Bank loan, discount or lease financing, or on any instrument evidencing any security therefor, is valid and the balances for Bank loans, discounts or lease financings, as reflected on the books and records of the Bank, are accurate.

(c)           Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the dates identified by the subject reports in the Disclosure Memorandum (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Bank to be otherwise in Default for more than 30 days, (iii) classified as “substandard,”  “doubtful,”  “loss,”  “other assets especially mentioned” or any comparable classification by Bank, the FDIC or the Office, or (iv) an obligation of any director, executive officer of Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing. Any Bank loan made under, or in conjunction with, any Governmental Body program (including, without limitation, the Farm Services Administration) was made, and has been serviced and administered, in compliance with any applicable requirements of Law.

(d)           Except for such noncompliances which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Bank, any Bank loan which has been assigned by Bank (including, without limitation, Bank loans assigned to the secondary market) was made in accordance with applicable Law and in accordance with the requirements (including, without limitation, underwriting standards and documentation requirements) of the subject assignee and no such assignment is subject to any defense with respect to the enforceability of same (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding may be brought) or subject to revocation by the assignee whereby the assignee could require Bank to repurchase any subject loan.

(e)           Except for such secured loans the default of which would not have, individually or in the aggregate, a Material Adverse Effect on Bank, (i) each of Bank’s secured loans is secured with the collateral and priority indicated on the books and records of Bank and (ii) each such Encumbrance is evidenced by a security agreement or mortgage that is true, genuine and enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding may be brought). There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Bank loans that have been cited in any compliance report to Bank as a result of examination by any Governmental Body and the loan documentation with respect to all Bank loans, discounts or lease financings, complies in all material respects with applicable Law.

(f)           No borrower or obligor under any Bank loan has requested, and Bank has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

3.9.           Repurchase Agreements.  With respect to all repurchase agreements to which Bank is a party, (i) where Bank has the obligation to sell securities, it has a valid, perfected first Encumbrance in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where Bank has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

3.10.                      Absence of Changes.  Since December 31, 2005, the business of Bank has been conducted in the Ordinary Course and Bank has not otherwise:

(a)           experienced or suffered any change constituting a Material Adverse Effect or events or transactions reasonably likely to result in a Material Adverse Effect;

(b)           incurred any Funded Debt or (apart from such actions as are described in the second sentence of Section 1.1(hh) hereof) incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person;

(c)           created or suffered any Encumbrance with respect to its properties, business or assets;

(d)           sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the Ordinary Course of Business and not exceeding in the aggregate $25,000;

(e)           conveyed or agreed to convey any property to any Affiliate or entered into any non-arm’s length transaction with any Affiliate;

(f)           experienced any general work stoppage, labor dispute or other employee disturbance;

(g)           incurred or become subject to any claim or liability for any damages which could have a Material Adverse Effect on it, for negligence or any other tort, or for breach of Contract;

(h)           entered into any Contract, or otherwise operated its business, other than in the Ordinary Course of Business;

(i)           committed any act or omitted to do any act which would cause a Default under any Contract to which it is a party or by which it is bound on the date hereof, which Default is reasonably likely to result in a Material Adverse Effect on Bank;

(j)           issued, sold, purchased or redeemed any stock, bonds, debentures, notes, or other securities of Bank, or issued, sold or granted any Right in respect thereof;

(k)           waived, released or canceled any debts owed to it, claims, rights of value or suffered any extraordinary loss, or paid any of its non-current obligations or liabilities, or written down the value of any assets or written down or off any receivable except for loan charge-offs and writedowns in other real estate owned in the Ordinary Course of Business;

(l)           declared, set aside or paid any dividend or distributions on any shares of Bank Common Stock;

(m)           made any capital expenditures or capital additions or betterments (or commitment therefor) in excess of $10,000 for any single item or in excess of $25,000 in the aggregate;

(n)           suffered any casualty, damage, destruction or loss to any of its assets not covered by insurance in excess of $10,000 in the aggregate;

(o)           terminated, placed on probation, disciplined, warned, or experienced any resignation of (other than resignations for retirement) any employee;

(p)           paid or obligated itself to pay any bonuses, extra compensation or extraordinary compensation to, pensions or severance pay, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any present or former officer, director or employee, or entered into any contract of employment;

(q)           terminated or amended or suffered the termination or amendment of (i) any lease, bids, Contracts, commitments or other agreements, or (ii) any Permits, licenses, concessions, Governmental Authorizations, franchises and similar rights granted to or held by it, which are necessary or related to its operations;

(r)           failed to use reasonable efforts to preserve its business or preserve the goodwill of its customers and others with which it has business relations;

(s)           taken (or failed to take) any action which action or failure if taken after the date of this Agreement, would represent or result in a breach or violation of Sections 5.1 or 5.2 hereof;

(t)           experienced any change that would have a Material Adverse Effect with respect to Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix of interest-bearing versus noninterest-bearing deposits; or

(u)           entered into any Contract to do any of the foregoing.

3.11.                      Assets.

(a)           Except as disclosed or reserved against in the Bank Financial Statements made available prior to the date of this Agreement, Bank has good, marketable and indefeasible title, free and clear of all Encumbrances, to all of its Assets. All tangible properties used in the businesses of Bank are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business of Bank. All Assets which are material to Bank’s business held under leases or subleases by Bank, are held under valid Contracts enforceable in accordance with their respective terms, assuming the enforceability with respect to third parties to such Contracts, of which Bank has no reason to believe that any such Contracts are not enforceable against any such third party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S. and Kentucky Constitutions) affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)           Schedule 3.11(b) of the Disclosure Memorandum contains a complete list of all real property, leaseholds or other interests in real property (other than mortgage interests held by Bank with respect to its borrowers) owned by Bank (collectively, the “Real Property”). With respect to each lease of any real property or personal property to which Bank is a party (whether as lessee or lessor), except for financing leases in which Bank is lessor, (i) such lease is in full force and effect in accordance with its terms against Bank; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Bank; (iii) there exists no Default under such lease by Bank; and (iv) upon receipt of the consents described in Section 3.11(b) of the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not constitute a Default or a cause for termination or modification of such lease.

(c)           Apart from any noncompliances which in the aggregate are not reasonably likely to have a Material Adverse Effect on Bank, the improvements on the Real Property fully comply with all (and Bank has not received an uncured notice from any Governmental Body respecting any violation of any) Laws including, without limitation, all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes and ordinances and any and all requirements imposed in connection with the zoning or rezoning of the Real Property (including, without limitation, requirements with respect to on-site storm water detention or retention). Certificates of Occupancy and all other required Governmental Authorizations have been issued for each building or structure constituting a portion of the Real Property improvements and for all leased or leasable areas of such improvements and all fees and other expenses required to be paid in connection with any zoning or rezoning of the Real Property and all obligations to be performed by or on behalf of Bank with respect to any such zoning or rezoning have been paid and performed in full. The Real Property is zoned in a manner which permits Bank to use the Real Property for the purpose and in the manner as the Real Property is currently being used. There are no Contracts with Governmental Bodies with respect to the Real Property which would bind the Real Property following the Closing, except for

Contracts of record in the appropriate county clerk’s office, which do not materially interfere with the current use of the Real Property.

(d)           There are no Proceedings pending or, to the Knowledge of Farmers, threatened against or relating to the Real Property (including, without limitation, any Proceeding for the taking or condemnation of all or any portion of the Real Property) which, if successful, would affect Bank or the Real Property or restrict or prevent the continued operation of the Real Property in the same manner as that in which it is being operated and maintained as of the date hereof.

(e)           There are no outstanding construction accounts payable or mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other Person in connection with construction on any portion of the Real Property.

(f)           The Real Property is not located within an area which has been designated by any Governmental Body as having, or being subject to, special flood hazards or wetlands restrictions.

(g)           There are no encroachments from or upon property adjoining the Real Property or upon any easements located on the Real Property that would have a material impact on the continued operation of the Real Property in the same manner as that in which it is being operated and maintained as of the date hereof.

(h)           The structures on the Real Property and the improvements thereon (including, without limitation, (i) the walls, ceilings and other structural elements of any improvements erected thereon and (ii) the building systems, such as heating, plumbing, ventilation, air conditioning and electrical systems, related thereto) constitute all of the real property currently used in relation to the business of Bank and the aforesaid building systems located on such properties are in good working order, repair and operating condition, ordinary wear and tear expected.

(i)           There are no items of maintenance scheduled by Bank for completion during the past six months that have been deferred with respect to any building system located on the Real Property or with respect to the structural soundness of the improvements comprising part of such premises in excess of $20,000 in the aggregate.

(j)           Bank has not received any notice from any insurance company or insurance broker or underwriter of any material defects or inadequacies in respect of the Real Property that could reasonably be expected to affect the insurability of such property.

3.12.                      Intellectual Property.  All of the Intellectual Property rights of Bank are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, there currently are not, any material Defaults thereunder by Bank. Bank owns, is the valid licensee of, or otherwise has the unrestricted right to use in the manner in which it is or has been used, all such Intellectual Property rights free and clear of all Encumbrances or claims of infringement. Bank has not infringed the Intellectual Property rights of others (except to the extent any such infringement will not have a Material Adverse Effect on Bank) and, to the Knowledge of Farmers and Bank, none of the Intellectual Property rights as used in the business conducted by Bank infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Bank is not obligated to pay any royalties to any Person with respect to any such Intellectual Property. Bank owns or has the valid right to use all of the Intellectual Property rights which it is presently using. No officer, director, or employee of Bank is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Bank.

3.13.                      Insurance.  Bank currently maintains insurance pursuant to the policies disclosed on Schedule 3.13 of the Disclosure Memorandum in amounts, scope, and coverage which are adequate for the operations of Bank and consistent with the insurance carried by prudent Persons similarly situated. All amounts due and payable under any of such insurance policies have been paid. Bank is not liable for any material, retroactive premium adjustments respecting any of its insurance policies. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated normal rate. Bank has not received notice from any insurance carrier that (i) any of such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Bank under such policies. Bank has not failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material (or potentially material) claim under its insurance policies and bonds. Bank has not, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.

3.14.                      Tax Matters.  All Tax Returns required to be filed by or on behalf of Bank (as well as by any affiliated consolidated or combined group that includes or included Bank) have been timely filed for periods ended on or before the date hereof and, at the time filed, such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and accurate in all respects and Bank (or any affiliated consolidated or combined group in which Bank is or was included) has timely paid all Taxes due and payable for periods covered by such Tax Returns.  There is no audit examination, deficiency or refund Proceeding respecting Bank pending (or, threatened) with respect to any Taxes. No presently pending assessments of deficiencies in respect of Taxes have been made against Bank or with respect to the income, receipts or net worth of Bank, and no extensions of time are in effect for the assessment of deficiencies against Bank. Bank has not executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Deferred Taxes of Bank have been provided for in accordance with GAAP. Bank is in material compliance with, and the records of Bank contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

Bank has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Code Section 382(g), of Bank that occurred during or after any taxable period in which Bank incurred a net operating loss that carries over to any taxable period ending after December 31, 2001, except in connection with the transactions contemplated pursuant to this Agreement. Bank is not a party to any tax allocation or sharing agreement nor does Bank have any material liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. None of Farmers or Bank has received notice of any claim by any Governmental Body that Bank or the income, receipts or net worth of Bank may be subject to Taxes. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of Bank have been paid. There are no Encumbrances with respect to Taxes upon any of the assets of Bank.

3.15.                      Environmental Matters.

(a)           Bank and its Participation Facilities and Operating Properties are, and have been (or, in the case of Operating Properties in which Bank holds or has held a security interest, to Bank’s Knowledge, are and have been), in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

(b)           There is (or, in the case of Operating Properties, there is to Farmers’ and Bank’s Knowledge) no Proceeding pending or threatened before any Governmental Body or other forum in which Bank or any of its Operating Properties or Participation Facilities has been or, with respect to threatened Proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Bank or any Operating Properties or Participation Facilities.

(c)           During the period of (i) Bank’s ownership or operation of any of its current properties, (ii) Bank’s participation in the management of any Participation Facility, or (iii) Bank’s holding of a security interest in an Operating Property, there have been (or, in the case of an Operating Property in which Bank holds or has held a security interest, there have to the Knowledge of Bank been) no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank. Prior to the period of (i) Bank’s ownership or operation of any of its current properties, or (ii) Bank’s participation in the management of any Participation Facility, there were no releases of Hazardous Material in, on, under, or affecting any such property, or Participation Facility, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.  To the Knowledge of Farmers and Bank, prior to the period of Bank’s holding of a security interest in an Operating Property, there were no releases of Hazardous Material in, on, under, or affecting any such Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

3.16.                      Compliance With Laws.  Bank has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. Bank is  not (nor has it been) in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for such violations, which are not reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on Bank. Bank has not received notification or communication from any Governmental Body or the staff thereof (i) asserting that Bank is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank), (ii) threatening to revoke any Permits or (iii) requiring Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Bank of, or a failure on the part of Bank to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.17.                      Labor Relations.  Bank is not the subject of any Proceeding asserting that Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Bank pending or, to the Knowledge of Farmers, threatened, nor to the Knowledge of Farmers, is there any activity involving the employees of Bank seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

3.18.                      Employee Benefit Plans.

(a)           Farmers has disclosed in Schedule 3.18 of the Disclosure Memorandum and has delivered or made available to the Citizens prior to the execution of this Agreement true and complete copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Farmers or any of the Bank or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Bank and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Bank are eligible to participate (collectively, the “Benefit Plans”). No ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.  Bank has no Liability under or relating to any Benefit Plan ever maintained or contributed to by any

Person in Bank’s controlled group within the meaning of Code Sections 414(b) or 414(c), or which is part of an affiliated service group with Bank within the meaning of Code Section 414(m), or otherwise would be aggregated with Bank under Code Section 414(o), including liability under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(b)           All Benefit Plans are in compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable Laws, apart from noncompliances not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank. Each Bank ERISA Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (and Farmers is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. Bank is not subject to a Tax imposed by Section 4975 of the Code or a civil penalty imposed by Section 502(i) of ERISA. Farmers has no knowledge of any fact which would adversely affect the qualification of any of the Benefit Plans, or of any threatened or pending claim against any of the Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Body.

(c)           No “defined benefit plan” (as defined in Section 414(j) of the Code) or any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained at any time by Farmers or Bank, or the single-employer plan of any entity which is considered one employer with Bank under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA. Bank has not provided, nor is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d)           Within the six year period preceding the Closing Date, no liability under Subtitle C or D of Title IV of ERISA has been incurred by Bank with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Bank has not incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Benefit Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

(e)           Bank has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the proposed regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the Benefit Plans have been maintained in material compliance with Section 107 of ERISA. Neither Bank nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(f)           Bank has not, with respect to any of the Benefit Plans, nor has any administrator of any of the Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Bank, any of the Benefit Plans, any administrator or trustee or any party dealing with any of the Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

(g)           Bank does not have any liability for health or welfare benefits for any retired or former employee or for any active employee, following such employee’s retirement or other termination of service.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Bank under any Benefit Plan, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i)           The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Bank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

3.19.                      Material Contracts.  Neither Bank nor or any of its Assets, businesses or operations is a party to or is bound by, or has any liability under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business), (iii) any Contracts which prohibit or restrict Bank from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract which is a financial derivative Contract (including various combinations thereof), (v) any Contract not made in the Ordinary Course of Business, (vi) any Contract relating to capital expenditures and involving future payments which (either alone or when combined with other like Contracts) exceed $25,000, (vii) apart from this Agreement, any Contract involving an Acquisition Proposal, (viii) any Contract involving Intellectual Property, (ix) any Contract involving the provision of data processing or other technical services, or (x) any Contract which (A) will not be performed within sixty (60) days of the date of this

Agreement, (B) involves future payments by Bank (whether during the term of any such Contract or in connection with its termination or expiration) in excess of $10,000 or (C) is not cancelable by Bank without penalty on no more than 30 days’ notice. With respect to each Bank Contract: (i) the Contract is valid and in full force and effect in accordance with its terms; (ii) the Bank is not in Default thereunder; (iii) the Bank has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Farmers and Bank, in Default in any respect or has repudiated or waived any material provision thereunder; (v) no event or condition has occurred or exists (or is alleged to have occurred or existed) which constitutes (or with the lapse of time might constitute) a Default; and (vi) the Contract may be assigned by Bank (or a Change in Control with respect to Bank may occur) without the consent of the other party or parties thereto.

3.20.                      Legal Proceedings.  There is no Proceeding instituted or pending, or, to the Knowledge of Farmers, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Bank, or against any asset, employee benefit plan, interest or right of Bank, nor are there any Orders of any Governmental Body outstanding against Bank. There is no Proceeding instituted or pending, or to the Knowledge of Farmers, threatened (or unasserted but considered probable of assertion) against any officer, director or employee of Bank arising in connection with actions taken (or omitted to be taken) by such officer, director or employee in his capacity as an officer, director or employee. Schedule 3.20 of the Disclosure Memorandum hereto includes a summary report of all Proceedings as of the date of this Agreement to which Bank is a party.

3.21.                      Reports.  Since January 1, 2003, Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Body. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all applicable Laws, except for any noncompliances not reasonably likely to have in the aggregate a Material Adverse Effect on Bank. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the extent permitted by Law, copies of all reports, correspondence, notices and other documents relating to any inspection, examination, audit, monitoring or other form of review or enforcement action by a Regulatory Authority has been made available to Citizens.

3.22.                      Deposits.  The deposit records of Bank accurately reflect Bank’s deposit accounts and are and shall be sufficient to enable Citizens to conduct a banking business with respect to Bank. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Bank deposit liabilities and the terms and conditions and other documentation with respect to Bank deposit liabilities comply in all material respects with all applicable Laws and have been provided to Citizens. Bank deposit liabilities are insured by the FDIC to the full extent provided by Law. Bank is in material compliance with all terms and conditions and other documentation applicable to Bank deposit liabilities. There are not (and have not been within the past three years) any “kiting” schemes associated with any of Bank’s deposit liabilities.

3.23.                      Books and Records.  The books of account, general ledger and records of Bank fairly and accurately in all material respects reflect the assets and liabilities of Bank in accordance with GAAP consistently applied. The books of account, general ledger and records of Bank (i) are maintained by Bank substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions. The records and other information provided in accordance with this Agreement by Bank will accurately reflect in all material respects the book value of the assets and liabilities referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with the subject Person’s historical accounting policies, all in accordance with GAAP consistently applied.

3.24.                      Safe Deposit Boxes.  Bank is in compliance in all material respects with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by Bank.

3.25.                      Community Reinvestment Act.  Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

3.26.                      Privacy of Customer Information.

(a)           Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to Bank customers, former customers and prospective customers. For purposes of this Section 3.26, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)           The collection and use of such IIPI by Bank complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

3.27.                      Technology Systems.

(a)           No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including, without limitation, any outsourced systems and processes, and any Intellectual Property that is used by Bank (collectively, the “Technology Systems”), following the Closing Date.

(b)           The Technology Systems (for a period of 18 months prior to the Closing Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Encumbrances. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)           Details of Bank’s disaster recovery and business continuity arrangements have been provided to Citizens with the Disclosure Memorandum.

(d)           Bank has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any agreements or arrangements relating to the Technology Systems (including maintenance and support).

3.28.                      Bank Secrecy Act Compliance.  Bank is and has been in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. § 21.21.

3.29.                      Statements True and Correct.

(a)           Neither this Agreement, nor any Exhibit, Schedule or document delivered by Farmers and Bank to Citizens in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b)           All of the information supplied or to be supplied by Farmers and Bank expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

3.30.                      Regulatory Matters.  Farmers and Bank have no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 7.1 (a) of this Agreement.

3.31.                      Brokers’ or Finders’ Fees.  No agent, broker or other Person acting on behalf of either of Farmers or Bank or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF CITIZENS

Citizens hereby represents and warrants to Farmers, as follows (which representations and warranties are made as of the date hereof and as of all times throughout the term of this Agreement):

4.1.           Organization, Standing and Power.  Citizens is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets.

4.2.           Authority; No Breach by Agreement.

(a)           Citizens has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Citizens and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Citizens. Subject to the receipt of all Consents required from Governmental Bodies and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement by Farmers, this Agreement each represents a legal, valid and binding obligation of Citizens, enforceable against it in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement by Citizens, nor the consummation by Citizens of the transactions contemplated hereby, nor compliance by Citizens with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Citizens’ Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Encumbrance on any material asset of Citizens under, any Contract or Governmental Authorization of or applicable to Citizens except for such Defaults and Encumbrances which will not, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on Citizens, or (iii) subject to receipt of the requisite Consents referred to in Section 7.1 hereof, violate any Law or Order applicable to Citizens or any of its material Assets.

(c)           Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citizens, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by Citizens of the transactions contemplated in this Agreement.

4.3.           Statements True and Correct.

(a)           Neither this Agreement, nor any Exhibit, Schedule or document delivered by Citizens to Farmers in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b)           All of the information supplied or to be supplied by Citizens expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

4.4           Vote Required.  No vote of consent of the holders of any class or series of capital stock of Citizens is necessary to approve this Agreement or the Contemplated Transactions.

ARTICLE 5

CONDUCT OF BUSINESS PENDING CONSUMMATION

5.1.           Affirmative Covenants of Bank and Farmers.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Bank shall (i) operate its business only in the Ordinary Course, and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and neither Farmers nor Bank shall take any action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

5.2.           Negative Covenants of Bank.  Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Bank covenants and agrees that it will not permit, do or agree or commit to do any of the following without the prior written consent of the chief executive officer of Citizens, which consent may be withheld for any reason or no reason:

(a)           amend its Articles of Incorporation, Bylaws or other governing instruments;

(b)           (i) incur any Funded Debt, (ii) impose, or suffer the imposition of, on any material Asset (or Assets) any Encumbrance or permit any such Encumbrance to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, FHLB borrowings in the Ordinary Course of Business, “treasury tax and loan” accounts established in the Ordinary Course of Business and the satisfaction of legal requirements in the exercise of trust powers), or (iii) guarantee or become a surety or otherwise contingently liable for any obligations of others;

(c)           repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares of Bank Common Stock or declare, set aside or pay any dividend or make any other distribution in respect of Bank Common Stock, except as set forth in Section 5.7;

(d)           set aside or pay any management fee to Farmers or to any Farmers’ Affiliate except in a manner consistent with past practice;

(e)           issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue capital stock, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock, or any other Right to acquire any such stock, or any security convertible into any such stock;

(f)           adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock, or sell, lease or transfer in any fashion Assets other than in the Ordinary Course of Business for reasonable and adequate consideration;

(g)           except for purchases of investment securities acquired in the Ordinary Course of Business consistent with past practices, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the Ordinary Course of Business, or (ii) acquisitions of control in its fiduciary capacity;

(h)           grant any increase in compensation or benefits to its employees, directors or officers or pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers; grant any increase in fees or other increases in compensation or other benefits to directors; or voluntarily accelerate the vesting of any employee benefits;

(i)           pay or agree to pay data processing fees to Farmers or any Farmers’ Affiliate except at the same rate per item as now being paid by Bank or pay or agree to pay any termination, deconversion or other fee in an amount in excess of $10,000 to Farmers or any Farmers’ Affiliate in connection with the termination of such data processing services subsequent to the Closing;

(j)           enter into any employment Contract with any Person;

(k)           apart from actions taken by Farmers which apply to all of its bank Subsidiaries, adopt any new employee benefit plan of or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan;

(l)           make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(m)           commence any Proceeding other than in the Ordinary Course of Business or settle any Proceeding involving any Liability for material money damages or restrictions upon its operations;

(n)           experience a Change in Control;

(o)           without first consulting with the chief executive officer of Citizens, make or commit to make any loan or other extension of credit, or enter into any financing lease, in the Bowling Green/Warren County, Kentucky banking market;

(p)           encourage or solicit any Bank customer or depositor to replace or diminish his relationship with Bank including, without limitation, through entering into (or enhancing) a relationship with an Affiliate of Bank; or

(q)           except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

5.3.           Covenants of Citizens.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Citizens covenants and agrees that it shall take no action which would materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b) of this Agreement.

5.4.           Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) could have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 7 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.5.           Reports.  Bank shall file all reports required to be filed by it with Governmental Bodies between the date of this Agreement and the Closing Date and, to the extent permitted by Law, shall deliver to the other Parties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Person filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of such Person for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). As of their respective dates, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Farmers shall deliver to Citizens not less than every four weeks a list of all of Bank’s paid-off loans, loan reductions, new loans or increases in existing loans to customers setting forth the amounts of such loans, the collateral securing such loans, and any other matters or information concerning such loans as Citizens shall reasonably request.

5.6.           Financial Statements. Bank shall make available to Citizens true and complete copies of any Bank Financial Statements as well as monthly financial statements for any annual, monthly or quarterly period ended subsequent to March 31, 2006 and prior to the Closing Date.

5.7.           Dividends.  Prior to the Closing, Bank shall reverse the $629,000 dividend paid to Farmers in the second quarter of 2006 as provided in the Disclosure Memorandum.  Bank may declare and pay monthly dividends on the first day of each month in the amount of $100,000 beginning with December, 2006 in the event that the Closing shall not have occurred prior to such date.

5.8.           Employee Benefits.  Prior to the Closing, Bank shall implement a cash incentive plan, reasonably acceptable to Citizens, under which employees shall be discouraged from using accrued but unused paid time off during the period from the date of this Agreement and until the Closing in exchange for the release of Bank’s obligation to pay such accrued paid time off.  In addition, matching and discretionary contributions to Farmers’ and Bank’s Salary Savings Plan shall continue to be accrued during the period from the date of this Agreement and until the Closing in a manner consistent with the past practice of Farmers and Bank and shall be contributed by Bank to the Plan for allocation to the accounts of the eligible employees of Bank as of the Closing Date.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1.           Applications.  Citizens shall prepare and file, and Farmers and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five (5) days prior to each filing, Citizens shall provide Farmers and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

6.2.           Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without being limited to, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.3.           Investigation and Confidentiality.

(a)           Prior to the Closing Date, Farmers and Bank shall keep Citizens advised of all material developments relevant to Bank’s business and to consummation of the Contemplated Transactions and shall permit Citizens to make or cause to be made such investigation of the business and properties of Bank and of its financial and legal conditions as

Citizens reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b)           Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information, (b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving Party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as otherwise required by Law, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party’s auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

(c)           For a period of one (1) year following the Closing, Farmers agrees that it will not, directly or indirectly:

(i)  except for disclosures required by Law, disclose or use or otherwise exploit (for its own benefit or the benefit of any other Person) at any time, any Confidential Information of which Farmers has heretofore become aware. For purposes of this Section 6.3(c)(i), "Confidential Information" shall mean all non-public, proprietary technical, commercial and business information of Bank, including, but not limited to, manner of operations, financial information, employee lists and records (including lists of employees of Bank's customers and clients), the identity of Bank customers and clients, loan or deposit information, contractual agreements between Bank and any Persons, contents of any and all applications to Governmental Bodies, and comments of such Governmental Bodies and the Bank's response thereto and any and all examination reports of Governmental Bodies, but shall not include information that (1) became generally known or available by publication, commercial use or otherwise through no fault of Farmers or (2) information known to Farmers or any of its Affiliates through relationships, operations or Contracts of Farmers and its Affiliates other than Bank; or

(ii)  except with respect to any Person who is or has been a customer of a Farmers’ Affiliate other than Bank, (A) solicit, divert or appropriate to itself or any other Person, or attempt to solicit or divert or appropriate to itself or any other Person, any business or services (similar in nature to any portion of the Business) of any Person who [i] maintained a deposit, demand, sweep or loan account with Bank, [ii] was a party to a repurchase agreement with Bank, [iii] borrowed money from Bank pursuant to a loan which was subsequently sold by the Bank on the secondary market or [iv] was an employee or an agent of Bank, at any time during the six (6) months prior to the date of this Agreement or (B) open or maintain an office in Barren County or

Hart County, Kentucky, or target customer solicitation in Barren County or Hart County, Kentucky (provided that this Section 6.3(c)(ii) shall not be deemed to prohibit any marketing, media or customer solicitation campaign not targeted solely or principally at customers of the Bank or citizens of Barren County or Hart County and which campaign makes use of broadcast media such as radio or television or mass mailings; provided, however, that the use of a mass mailing directed to only citizens of Barren County or Hart County, Kentucky or to Bank customers, as well as the distribution of handbills, use of a billboard or advertisement in a newspaper of local circulation in Barren County or Hart County, Kentucky shall be prohibited hereunder.

Farmers acknowledges that its breach of any covenant  contained in this Section 6.3(c) will result in irreparable injury to Citizens and its Affiliates and that the remedy of Citizens and its Affiliates at Law for such a breach will be inadequate. Accordingly, Farmers agrees and consents that Citizens or any of its Affiliates, in addition to all other remedies available to any of them at Law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach of any covenant contained in this Section 6.3(c).

6.4.           Press Releases.  Prior to the Closing Date, Citizens and Farmers shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 6.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

6.5.           Acquisition Proposals.  From and after the date of this Agreement, Farmers shall, and shall cause Bank to, and it shall use its reasonable best efforts to cause any of its and their Representatives to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. From and after the date of this Agreement until the termination hereof, Farmers shall not, and it shall cause the Bank and each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) enter into any Contract or letter of intent with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to Bank in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal. Neither the Board of Directors of Farmers or Bank nor any committee thereof shall approve or recommend, or allow Farmers or Bank to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal.  From and after the date of this Agreement, Farmers and Bank shall promptly (but in any event within twenty-four hours) advise Citizens of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to Bank by any Person that informs Bank that such Person is considering making, or has made, an Acquisition Proposal. Any such notice shall be made in writing, shall indicate the material terms and conditions thereof and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer. Farmers agrees that it shall keep Citizens informed on a current basis of the status and terms of any Acquisition Proposal.

6.6.           Termination of Affiliate Agreements.  Effective as of the Closing Date, Farmers shall cause Bank to terminate its management services agreement and tax sharing agreement with Farmers and, effective as of the Closing Date or such later date as the Parties shall reasonably agree, to terminate any other agreement between Bank and Farmers or between Bank and any Farmers’ Affiliate, without cost to Bank except as expressly provided in this Agreement.

6.7.           Employee Plans.  The Parties shall cooperate with each other to provide an orderly transition with respect to the withdrawal of Bank from Farmers’ group benefit plans and the enrollment of Bank’s employees in Citizens’ benefit plans.  To the extent necessary, as reasonably determined by Farmers’ and Citizens’ counsel, Farmers shall amend its Salary Savings Plan to permit the withdrawal of Bank as of the Closing Date and to allow Bank employee participants in such Plan to transfer and/or rollover their accounts in such Plan to an individual retirement account or other qualified rollover investment.  From and after the Closing, Farmers shall assume (and shall indemnify and hold Citizens and Bank harmless from) any and all Liability to Bank’s current and former officers and employees for post-retirement medical and dental benefits under the Farmers Capital Bank Corporation Post-Retirement Medical and Dental Benefits plan or shall terminate such plan with respect to Bank’s current and former officers and employees without Liability to Citizens or Bank.

6.8.           Payment for Tax Obligation.  Notwithstanding anything to the contrary in this Agreement, Bank will pay to Farmers (i) on a quarterly basis consistent with past practice, and (ii) immediately prior to or at the Closing, the amounts necessary to compensate Farmers for the income Tax obligations related to Bank for the period from January 1, 2006 through the Closing, such Tax obligations calculated in accordance with the terms of that certain Amended Agreement to Join in the filing of Consolidated Federal Income Tax Returns, dated October 28, 1993, by and between Farmers and Bank (f/k/a Horse Cave State Bank).

6.9.           Name of Kentucky Banking Centers.  Citizens and Bank agree that within a reasonable time following consummation of the Bank Merger, Citizens and Bank will assign and transfer to Farmers all of their right, title and interest to the name “Kentucky Banking Centers” and the use thereof.  Such assignment shall provide that (i) Bank’s continued use of such name on outstanding loan, deposit and other customer documents, including, without limitation, financing statements and the like, until the expiration of the term of such documents, shall be permitted, and (ii) neither Farmer nor any of its Subsidiaries shall use the name “Kentucky Banking Centers” in any banking market in which Citizens or Bank conducts a banking business as of the date of such assignment.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

7.1.           Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Contemplated Transactions and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Farmers and Citizens pursuant to Section 10.4 of this Agreement:

(a)           Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner deemed to be unreasonable by Citizens.

(b)           Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the transactions contemplated hereby or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Farmers or Citizens would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)           Legal Proceedings.  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

7.2.           Conditions to Obligations of Citizens.  The obligations of Citizens to perform this Agreement and consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, unless waived by Citizens pursuant to Section 10.4(a) of this Agreement:

(a)           Representations and Warranties.  For purposes of this Section 7.2(a), the accuracy of the representations and warranties of Farmers set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made immediately prior to the Closing Date (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Farmers set forth herein shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Farmers set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Bank, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Farmers and Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)           Certificates.  Each of Farmers and Bank shall have delivered to Citizens (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Farmers’ Board of Directors and Bank’s Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Citizens shall request.

(d)           Consents and Approvals.  Farmers and Bank shall have obtained any and all Consents required for consummation of the transactions contemplated hereby or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

(e)           Legal Opinion.  Farmers and Bank shall have delivered to Citizens an opinion of Stoll Keenon Ogden PLLC, counsel to Farmers and Bank, dated as of the Closing Date, covering those matters set forth in Exhibit A hereto.

(f)           No Material Adverse Effect.  Without intending to limit in any manner the provisions of Section 7.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on Bank.

(g)           Financing.  Citizens will have obtained prior to the Closing on terms reasonably satisfactory to it sufficient cash funds to pay the Purchase Price.

7.3.           Conditions to Obligations of Farmers.  The obligations of Farmers to perform this Agreement and consummate the Contemplated Transactions hereby are subject to the satisfaction of the following conditions, unless waived by Farmers pursuant to Section 10.4(b) of this Agreement:

(a)           Representations and Warranties.  For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Citizens set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made immediately prior to the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Citizens shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Citizens set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Citizens; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Citizens to be performed and complied with by Citizens pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)           Certificates.  Citizens shall have delivered to Farmers (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 7.3(a) and 7.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Citizens’ Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Farmers shall request.

ARTICLE 8

TERMINATION

8.1.           Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing Date:

(a)           By mutual consent of the Board of Directors of Citizens and the Board of Directors of Farmers;

(b)           By the Board of Directors of Citizens or the Board of Directors of Farmers (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of Farmers and Section 7.3(a) in the case of Citizens in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Contemplated Transactions under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of Citizens and Section 7.3(a) of this Agreement in the case of Farmers;

(c)           By the Board of Directors of Farmers or the Board of Directors of Citizens (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of Farmers and Section 7.3(a) in the case of Citizens or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

(d)           By the Board of Directors of Farmers or the Board of Directors of Citizens in the event any Consent of any Regulatory Authority required for consummation of the Contemplated Transactions and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

(e)           By the Board of Directors of Farmers or the Board of Directors of Citizens in the event that the Contemplated Transactions shall not have been consummated by March 31, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e).

8.2.           Effect of Termination.  Subject to the provisions of Section 8.3 hereof, in the event of the termination and abandonment of this Agreement pursuant to Section 8.1 of this Agreement, this Agreement shall become void and have no effect, and none of Farmers, Bank or Citizens or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that (i) the provisions of this Section 8.2, Section 8.3 (as applicable), Section 6.3(b), and Article 9 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for any willful breach of a representation, warranty, covenant, or agreement.

8.3.           Termination Expenses.  If this Agreement is terminated because the condition set forth in Section 7.2(g) shall not have been satisfied on or before March 31, 2007, then Citizens shall pay to Farmers in immediately available funds the sum of Two Hundred Fifty Thousand Dollars ($250,000).

ARTICLE 9

INDEMNIFICATION; REMEDIES

9.1.           Survival; Right to Indemnification Not Affected by Investigation.  All representations and warranties and all covenants and obligations to be performed or complied with prior to or on the Closing Date in this Agreement, the Disclosure Memorandum, any certificates delivered pursuant to Sections 7.2 or 7.3 and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in effect until the Termination Date (except that the representations in Section 3.3 and 3.14 shall survive indefinitely and the representation set forth in Section 3.18 shall survive for a period of three (3) years). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

9.2.           Indemnification and Payment of Damages by Farmers.  Farmers will indemnify and hold harmless Citizens and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Citizens Indemnified Persons”) for, and will pay to the Citizens Indemnified Persons, the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any breach by Farmers of any representation or warranty made by Farmers in this Agreement, the Disclosure Memorandum, or any other certificate or document delivered by Farmers pursuant to this Agreement;

(b)           any breach by Farmers or Bank of any covenant or obligation of Farmers or Bank in this Agreement; or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Farmers or Bank (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

9.3.           Indemnification and Payment of Damages by Citizens.  Citizens will indemnify and hold harmless Farmers, and will pay to Farmers and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Farmers Indemnified Persons”) the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)           any breach of any representation or warranty made by Citizens in this Agreement or in any certificate delivered by Citizens pursuant to this Agreement;

(b)           any breach by Citizens of any covenant or obligation of Citizens in this Agreement; or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Citizens (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

9.4.           Time Limitations; Sole Remedy.  If the Closing occurs, Farmers will have no liability (for indemnification or otherwise) with respect to any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3 [Capital Stock], 3.14 [Taxes], and Sections 3.18 [Employee Benefits] unless on or before the Termination Date Citizens notifies Farmers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Citizens.  A claim with respect to Sections 3.3 and 3.14 may be made at any time.  A claim with respect to Section 3.18 may be made at any time on or before three (3) years from the date of this Agreement.  If the Closing occurs, Citizens will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the Termination Date, Farmers notifies Citizens of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Farmers.  Except as otherwise provided in this Article 9, (i) all remedies available to Citizens and Farmers with respect to this Agreement shall cease to be available as of the Termination Date, and (ii) if the Closing occurs, the sole remedy of the Parties hereunder for breaches of or inaccuracies in any representation or warranty, or breach of any covenant or obligation hereunder shall be the indemnification remedy provided under this Article 9.

9.5.           Indemnification Procedures.

(a)           Whenever a Farmers Indemnified Person or Citizens Indemnified Person (an “Indemnified Person”) becomes aware that it has a claim for indemnity under Section 9.2 or 9.3 hereof or that any claim is threatened or asserted against it that would occasion the indemnification described in Section 9.2 or 9.3 (a “Covered Claim”), such Indemnified Person shall promptly provide the indemnifying Party with a notice (a “Claim Notice”) of such Covered Claim pursuant to the provisions of Section 10.6 hereof. Each Claim Notice shall describe in reasonable detail the Indemnified Person’s understanding of (and basis for) the Covered Claim, the Person threatening or asserting it, the relief sought and the basis for indemnification hereunder with respect thereto.

(b)           In connection with any Covered Claim the indemnifying Party, provided that it shall have acknowledged in writing its obligation to provide indemnification in respect of such Covered Claim, shall have the right (without prejudice to the right of any Indemnified Person to participate at its expense through counsel of its own choosing) to defend or prosecute such Covered Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following receipt by it of a Claim Notice or such shorter time period as required so that the interests of the Indemnified Person would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying Party and an Indemnified Person and the Indemnified Person shall have reasonably concluded that counsel selected by the indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Person, the Indemnified Person shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying Party. If the indemnifying Party does not choose to defend or prosecute any such claim asserted by a Person for which any Indemnified Person would be entitled to indemnification hereunder, then the Indemnified Person shall be entitled to recover from the indemnifying Party, on a monthly basis, all of its attorneys’ fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the indemnifying Party assumes the defense of any such claim, the indemnifying Party will (subject to the provisions of Section 9.6 hereof) hold the Indemnified Person harmless from and against any and all Adverse Consequences arising out of any settlement approved by indemnifying Party or any Order in connection with such Covered Claim or Proceeding. Notwithstanding the assumption of the defense of any Covered Claim by the Indemnified Person pursuant to this Section 9.5(b) the indemnifying Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld). The indemnifying party shall be subrogated to the rights that the Indemnified Person has against third parties with respect to any subject Covered Claim.

(c)           The indemnifying Party and the Indemnified Person shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Person shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 9.5(c).

(d)           It is not a condition precedent to recovery under this Article 9 for an Indemnified Person to first seek a contractual, statutory or common law remedy against any indemnifying Party in order to provide a Claim Notice. No Indemnified Person is under any obligation to pursue any claims against an indemnifying Party.

9.6           Restrictions on Scope and Duration of Indemnification.

(a)           The amount of indemnity payable hereunder shall be calculated after giving effect to (i) the actual Tax impact when realized (including any and all Tax benefits) on the Indemnified Person with respect to the subject Covered Claims and (ii) any proceeds received under insurance policies covering the subject Covered Claims.

(b)           With respect to any Covered Claim involving Damages arising from Bank loans, the amount of indemnity payable hereunder by Farmers shall be offset by such portion of the Bank’s loan loss reserve attributable to such loan.

(c)           No Farmers Indemnified Person or Citizens Indemnified Person shall be entitled to be indemnified hereunder for any Damages respecting a Covered Claim until the total of all Damages respecting Covered Claims for Farmers Indemnified Persons or Citizens Indemnified Persons, as applicable, exceeds $100,000, subject to the limitations set forth in Section 9.6(d).

(d)           Subject to Section 9.6(e) below and except for claims with respect to Sections 3.3 and 3.14 hereof, the aggregate and total liability of Farmers pursuant to Section 9.2 hereof or Citizens pursuant to Section 9.3 hereof shall in no event exceed (i) $5,000,000 with respect to Covered Claims for which Claim Notices are provided on or before the date one year following the Closing Date, and (ii) $3,000,000 (less the Damages respecting Covered Claims for which Claim Notices have previously been delivered hereunder)) with respect to Covered Claims for which Claim Notices are provided after the date one year after the Closing Date.  Subject to Section 9.6(e) below and except for claims with respect to Sections 3.3 and 3.14 hereof, the Parties agree that in no event shall the aggregate and total liability of Farmers pursuant to Section 9.2 hereof or Citizens pursuant to Section 9.3 hereof exceed $5,000,000.

(e)           Notwithstanding anything contained in this Agreement to the contrary, the rights of an Indemnified Person to be indemnified, defended and held harmless in connection with any intentional misrepresentation or omission hereunder or any intentional failure to perform or comply with any covenant or agreement hereunder shall not be subject to the restrictions on scope and duration set forth in Sections 9.4 and 9.6 above, and shall survive the Closing indefinitely.

ARTICLE 10

MISCELLANEOUS

10.1.                      Expenses.

(a)           Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

(b)           Nothing contained in this Section 10.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

10.2.                      Entire Agreement; Benefits of Agreement.  This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the transactions contemplated hereunder and concedes and supersedes all prior arrangements or understandings with respect thereto, written or oral, between the Parties. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.3.                      Amendments.  To the extent permitted by Law, this Agreement may be amended, only by a subsequent writing signed by each of the Parties, upon the approval of the Board of Directors of each of the Parties, whether before or after shareholder approval (if applicable) of this Agreement has been obtained.

10.4.                      Waivers.

(a)           Prior to or at the Closing Date, Citizens, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by Farmers or Bank, to waive or extend the time for the compliance or fulfillment by Farmers or Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Citizens under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Citizens.

(b)           Prior to or at the Closing Date, Farmers, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by Citizens, to waive or extend the time for the compliance or fulfillment by Citizens of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Citizens under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Farmers.

(c)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.5.                      Assignment.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.6.                      Notices.  Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier or (iv) if sent by facsimile transmission, to the following addresses and numbers:

Farmers:                                   Farmers Capital Bank Corporation

G. Anthony Busseni, President

202 West Main Street

Frankfort, Kentucky 40601

Facsimile Number: (502) 227-1692

Copy to Farmers Counsel          Stoll Keenon Ogden PLLC

Attn: J. David Smith, Jr.

300 West Vine Street, Suite 2100

Lexington, Kentucky 40507

Facsimile Number: (859) 246-3662

Citizens:                                   Citizens First Corporation

Mary D. Cohron, President

1065 Ashley Street

Bowling Green, Kentucky 42101

Facsimile Number: (270) 393-0716

Copy to Citizens Counsel:          Wyatt, Tarrant & Combs, LLP

Attn: Caryn F. Price

500 W. Jefferson Street, Suite 2800

Louisville, Kentucky  40202

Facsimile Number: (502) 589-0309

or, as to each party, at such other address or number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section

10.6. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, (iii) on the date following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile if delivered by facsimile transmission on or before 2:30 p.m., local Bowling Green, Kentucky time (if received by facsimile after 2:30 p.m., local Bowling Green, Kentucky time, then the following day).

10.7.                      Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of law or choice of law.

10.8.                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any such counterpart may be delivered through facsimile transmission provided the original thereof is promptly delivered to the Parties hereto.

10.9.                      Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.10.                      Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.11.                      Enforcement of Agreement.  The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.12.                      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13.                      Rights and Remedies Cumulative.  Subject to the restrictions set forth in Sections 9.4 and 9.6 hereof, (i) the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies, and (ii) are given in addition to any other rights the parties may have by Law, Order, or otherwise.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FARMERS CAPITAL BANK CORPORATION

By:           _/s/ G. Anthony Busseni_______________

G. Anthony Busseni

President

KENTUCKY BANKING CENTERS, INC.

By:           __/s/ David Shadburne________________

David Shadburne

President

CITIZENS FIRST CORPORATION

By:           ___/s/ Mary D. Cohron________________

Mary D. Cohron

President

15173919.5

EXHIBIT A

Form of Legal Opinion

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1.             Farmers is a bank holding company existing and in good standing under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets.  The Bank is a Kentucky banking corporation existing and good standing with the FDIC and under the Laws of the Commonwealth of Kentucky with corporate power and authority to conduct its business and to own and use its Assets.

2.  Bank’s authorized capital stock consists of ___________ shares of Bank common stock, of which 15 shares were outstanding as of the Closing Date and owned of record in their entirety by Farmers. The outstanding shares of Bank common stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, there are no Rights obligating the Bank to issue or acquire any of its equity securities.

3.  The execution, delivery and performance by Farmers and Bank of the Agreement do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Farmers or Bank or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which Farmers or the Bank is a party or by which any of such Persons is bound.

4.  The Agreement has been duly and validly executed and delivered by Farmers and Bank and assuming valid authorization, execution and delivery of the Agreement by Citizens, constitutes a valid and binding agreement of Farmers and Bank, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.